Exhibit 99.1

eGain Appoints SaaS Sales Veteran Todd Woodstra
as Senior Vice President, Global Sales

Sunnyvale, CA (August 17, 2017) - eGain (NASDAQ: EGAN), a leading provider of cloud customer engagement solutions, today announced that Todd Woodstra has joined the Company as Senior Vice President, Global Sales.

Mr. Woodstra is a seasoned SaaS sales veteran with 25 years of enterprise sales experience, successfully operationalizing high-performance go-to-market strategies. He has successfully led sales at large and start-up SaaS companies, including Nuance Communications where he served as VP of Global Channel and Partner Alliances, building the most successful worldwide channel in the self-service industry. Mr. Woodstra will lead eGain’s  global sales effort across direct and channel.

Ashu Roy, eGain CEO, commented, “Todd impressed us with his proven enterprise SaaS sales track record and relevant channel experience, aligned with our business strategy. He will lead our sales team by leveraging partnerships, optimizing operations and driving accountable execution.”

“This is an exciting time at the company with its successful transition to a fully SaaS-based model,” said Mr. Woodstra. “I am thrilled to join eGain, a visionary in the customer engagement marketplace with transformational proof points, best-in-class products and proven partnerships. We will optimize our sales model, leveraging these unique assets to find and win enterprise-class opportunities for our unmatched customer engagement solutions.”

About eGain

eGain customer engagement solutions power digital transformation for leading brands. Our top-rated cloud applications for social, mobile, web, and contact centers help clients deliver connected customer journeys in an omnichannel world. To learn more about eGain, visit www.egain.com.

eGain, the eGain logo, and all other eGain product names and slogans are trademarks or registered trademarks of eGain Corp. in the United States and/or other countries. All other company names and products mentioned in this release may be trademarks or registered trademarks of the respective companies.

MKR Group Investor Relations

Todd Kehrli or Jim Byers

Phone: 323‑468‑2300

Email: egan@mkr-group.com